EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-08003), the Registration Statement on Form S-3 (File No. 333-26921) and the Registration Statement on Form S-3 (File No. 333-39681) of The Vincam Group, Inc. of our report dated February 21, 1997, except as to the pooling of interest with Staffing Network, Inc., which is as of December 1, 1997, the pooling of interest with Amstaff, Inc., which is as of June 30, 1997, and except as to the 3 for 2 stock split, which is as of November 21, 1997, which appears on pages 3 and 4 of The Vincam Group, Inc.'s Amendment No. 1 to Current Report on Form 8-K dated December 1, 1997 (Commission File No. 0-28148).

/s/ PRICE WATERHOUSE LLP
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Miami, Florida
January 16, 1998